                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )(1)

                            BLUE SQUARE - ISRAEL LTD.
                            -------------------------
                                (Name of Issuer)

                                       ADR
                                       ---
                         (Title of Class of Securities)

                                    096055108
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
                                -----------------
             (Date of event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
        X   Rule 13d-1(b)
       / /  Rule 13d-1(c)
       / /  Rule 13d-1(d)



---------------------------
(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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----------------------------------                 -----------------------------
CUSIP NO. 096055108                                Page 2 of 7 Pages
----------------------------------                 -----------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Schroder Investment Management North America Inc.
         13-4064414

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a)  /X/
                                                         (b)  / /

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

--------------------------------------------------------------------------------
  NUMBER OF         5  SOLE VOTING POWER
   SHARES              824,560

                    ------------------------------------------------------------
  BENEFICIALLY      6  SHARED VOTING POWER
   OWNED BY
    EACH            ------------------------------------------------------------
  REPORTING         7  SOLE DISPOSITIVE POWER
                       824,560
   PERSON
    WITH            ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    824,560

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    2.15%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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----------------------------------                 -----------------------------
CUSIP NO. 096055108                                Page 3 of 7 Pages
----------------------------------                 -----------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Schroder Investment Management North America Ltd.

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a)  /X/
                                                         (b)  / /

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United Kingsdom

--------------------------------------------------------------------------------
  NUMBER OF         5  SOLE VOTING POWER
   SHARES              1,068,961

                    ------------------------------------------------------------
  BENEFICIALLY      6  SHARED VOTING POWER
   OWNED BY
    EACH            ------------------------------------------------------------
  REPORTING         7  SOLE DISPOSITIVE POWER
                       1,068,961
   PERSON
    WITH            ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,068,961

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    2.78%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------                 -----------------------------
CUSIP NO. 096055108                                Page 4 of 7 Pages
----------------------------------                 -----------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Schroder Investment Management North America Ltd.

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a)  /X/
                                                         (b)  / /

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United Kingdom

--------------------------------------------------------------------------------
  NUMBER OF         5  SOLE VOTING POWER
   SHARES              205,820

                    ------------------------------------------------------------
  BENEFICIALLY      6  SHARED VOTING POWER
   OWNED BY
    EACH            ------------------------------------------------------------
  REPORTING         7  SOLE DISPOSITIVE POWER
                       205,820
   PERSON
    WITH            ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    205,820

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.54%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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Page 5 of 7 Pages                                                CUSIP 096055108


                                  SCHEDULE 13G

ITEM 1 (a):   NAME OF ISSUER:

              Blue Square - Israel Ltd.

ITEM 2 (b):   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2 Amal Street, Afek Industrial Zone
              Rosh Ha'ayin 48092, Israel
ITEM 2 (a):   NAME OF PERSON FILING:

              Barbara Brooke Manning

ITEM 2 (b):   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              787 Seventh Ave., 34th Floor
              New York, NY 10019
ITEM 2 (c):   CITIZENSHIP:

              Delaware

ITEM 2 (d):   TITLE OF CLASS OF SECURITIES:

              ADR

ITEM 2 (e):   CUSIP NUMBER:

              096055108

ITEM 3:     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
            (e), CHECK WHETHER THE PERSON FILING IS A:

(a)  Broker or dealer registered under Section 15 of the Exchange Act.

(b)  Bank as defined in Section 3(a)(6) of the exchange Act.

(c)  Insurance company registered under Section 8 of the Investment Company Act.

(d)  Investment company registered under Section 8 of the Investment Company
     Act.

X(e) An Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(e) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(f) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(g) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;


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Page 6 of 7 Pages                                                CUSIP 096055108

(h) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(i)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4:       OWNERSHIP:

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned:
      2,161,764

(b)   Percent of class:
      5.63%

(c)   Number of shares as to which such person has:

(i)   Sole power to vote or to direct the vote 2,161,764
(ii)  Shared power to vote or to direct the vote_____________________
(iii) Sole power to dispose or to direct the disposition of 2,161,764
(iv)  Shared power to dispose or to direct the disposition of________

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              N/A

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Schroder Investment Management North America Inc. IA Schroder Investment Management North America Ltd. IA Schroder Investment Management International Ltd. IA

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable

ITEM 10.      CERTIFICATION:

(a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                           Date:       February 14, 2000
                                       -----------------------------------------

                           Signature:

                                       -----------------------------------------

                           Name/Title: Barbara Brooke Manning
                                       Chief Compliance Officer
                                       and First Vice President

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

          NOTE. Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. SEE Rule13d-7(b) for other parties for whom copies are to be sent.

          ATTENTION. Intentional misstatements or omissions of fact constitute federal criminal violations (SEE 18 U.S.C. Section 1001)